Exhibit 99.1

FOR IMMEDIATE RELEASE	No. 05-33

For more information contact: G. Darcy Klug, Executive Vice President

Phone: (337) 896-6664

OMNI REPORTS IMPROVED THIRD QUARTER RESULTS

Financial Results Better Than Expected in Spite of Hurricane Losses

Company Reports Improved Profitability from Core Business Units on Substantially Lower Revenues due to Hurricanes Katrina and Rita

CARENCRO, LA – NOVEMBER 10, 2005 – OMNI ENERGY SERVICES CORP. (NASDAQ NM: OMNI) announced today better than expected third quarter results after the devastating interruptions to its continuing operations caused by Hurricanes Katrina and Rita. OMNI previously announced approximately $3.0 million of its third quarter seismic drilling revenues were deferred to future periods as a result of the storms without a corresponding reduction in operating expenses. Additionally, normal offshore environmental operations and the operations at several of the Company’s dockside environmental cleaning facilities were curtailed during the latter part of the third quarter as a result of these same hurricanes.

In spite of these third quarter business interruptions, OMNI reported net income from continuing operations of $0.1 million ($0.00 per diluted share) on revenues of $9.6 million for the three month period ended September 30, 2005. In arriving at net income from continuing operations, the Company recognized an income tax benefit of $0.5 million in order to bring its deferred tax asset to $2.0 million. This represents the tax benefit from utilization of its net operating loss carryforwards to offset the income tax effects of expected earnings for the fiscal year ending December 31, 2006.

The third quarter 2005 results compare to a net loss from continuing operations of $(1.5) million ($(0.13) per diluted share) on revenues of $11.3 million for the three month period ended September 30, 2004. During the 2005 third quarter, the Company’s EBITDA from continuing operations rose to $1.1 million, a 74% improvement over EBITDA of $0.6 million reported for the three month period ended September 30, 2004. EBITDA, which is a non-GAAP financial measure, is provided herein to assist investors in better understanding the Company’s financial performance. See the reconciliation of net income to EBITDA on the last page of this press release including a discussion of why the Company believes this non-GAAP measure is useful.

After the $(0.4) million loss relating to the discontinued operations of the Company’s former aviation division, the Company reported a net loss of $(0.3) million for the three month period ended September 30, 2005. OMNI recorded $0.1 million of costs in connection with preferred stock dividends, resulting in a net loss available to common stockholders for the three months ended September 30, 2005, of $(0.4) million ($(0.02) per diluted share).

Commenting on the third quarter’s results, James C. Eckert, Chief Executive Officer, said, “The third quarter financial results were very gratifying despite horrific business conditions that severely damaged OMNI’s third quarter revenue base. While dealing with significant business interruptions coupled with tremendous personal losses and catastrophes that have impacted most of our personnel, OMNI’s management team and employees have and are continuing to, work diligently to control operating expenses and costs during this difficult period. Hurricanes Katrina and Rita caused the deferral to future periods of approximately $3.0 million of seismic drilling revenues originally scheduled for the third quarter. Moreover, these same storms resulted in the cessation of normal offshore environmental activities and those at several of our dockside facilities. We are elated to report better than break-even results for the quarter from our continuing core businesses.”

“As we continue to restore normal business operations, we are excited about our current market position. We believe our core business units are well positioned for continued organic growth and profitability during the remainder of 2005 and into the 2006 year. Our seismic drilling backlog now tops $30 million. As our environmental business unit gradually resumes its normal operational levels, we have supplemented its revenue base with the addition of several contracts relating to the clean-up in the aftermath of these devastating storms. We believe OMNI is also well positioned now to leverage off of the recently completed senior and junior credit facilities. We feel these new credit arrangements, combined with the capital available to us, if necessary, from the anticipated closing of the previously announced equity line of credit with Fusion Capital II, LLC, will facilitate the continued growth and expansion of our core business units. The Company recently announced, as part of management’s strategic initiative, it expects to complete the planned acquisition of Preheat, Inc. during the fourth quarter of 2005. As the Company moves forward, management will continue to implement its plan to enhance shareholder value by increasing profitability in our core business units combined with accretive acquisitions and well-conceived organic growth opportunities,” concluded Eckert.

Headquartered in Carencro, LA, OMNI Energy Services Corp. offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and through its aviation division, transportations services to oil and gas companies operating in the shallow, offshore waters of the Gulf of Mexico. The company provides its services through two business units: Seismic Drilling (including drilling, survey and permitting services) and Environmental Services. OMNI’s services play a significant role with geophysical companies who have operations in marsh, swamp, shallow water and the U.S. Gulf Coast also called transition zones and contiguous dry land areas also called highland zones.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties associated with the timely closing and integration of the Preheat acquisition, OMNI’s ability to complete the referenced equity line of credit on terms favorable to OMNI, or at all, OMNI’s ability to realize revenues on the seismic drilling contracts deferred during the third quarter and the backlog discussed in this release, the continuing recovery of business and the oil and gas industry along the Gulf Coast, OMNI’s dependence on activity in the oil and gas industry, labor shortages, dependence on significant customers, seasonality and weather risks, competition, technological evolution, the outcome of pending litigation, and other risks detailed in the Company’s filings with the Securities and Exchange Commission. No assurance can be given that the financing discussed herein will be completed.

OMNI ENERGY SERVICES CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2005	2004	2005
	(in thousands, except per share amounts)
Operating revenue	$11,276	$9,623	$27,931	$32,201
Operating expenses:
Direct costs	7,854	6,510	20,627	20,794
Depreciation and amortization	1,267	1,130	2,962	3,618
General and administrative expenses	2,811	2,050	6,571	6,059

Total operating expenses	11,932	9,690	30,160	30,471

Operating income (loss)	(656)	(67)	(2,229)	1,730
Interest expense	701	688	1,470	1,966
Loss (gain) on debt extinguishment	81	(273)	81	(758)
Other (income) expense, net	14	(112)	162	(141)

Income (loss) from continuing operations before income taxes	(1,452)	(370)	(3,942)	663
Income tax benefit	—	508	—	508

Income (loss) from continuing operations	(1,452)	138	(3,942)	1,171
Loss from discontinued operations, net of taxes	(2,016)	(411)	(323)	(3,273)
Loss on disposal of discontinued operations assets, net of taxes	—	—	—	(2,271)

Net loss	(3,468)	(273)	(4,265)	(4,373)
Dividends on preferred stock	—	(78)	(490)	(132)
Non-cash charge attributable to beneficial conversion feature of preferred stock	—	(2)	—	(652)

Net loss available to common stockholders	$(3,468)	$(353)	$(4,755)	$(5,157)

Basic loss per share:
Income (loss) from continuing operations	$(0.13)	$0.00	$(0.41)	$0.03
Loss from discontinued operations	(0.18)	(0.03)	(0.03)	(0.26)
Loss on disposal of discontinued operations assets	—	—	—	(0.18)

Net loss available to common stockholders	$(0.31)	$(0.03)	$(0.44)	$(0.41)

Diluted loss per share:
Income (loss) from continuing operations	$(0.13)	$0.00	$(0.41)	$0.03
Loss from discontinued operations	(0.18)	(0.02)	(0.03)	(0.25)
Loss on disposal of discontinued operations assets	—	—	—	(0.18)

Net loss available to common stockholders	$(0.31)	$(0.02)	$(0.44)	$(0.40)

Weighted average common shares outstanding:
Basic	11,160	14,078	10,723	12,676
Diluted	11,160	15,112	10,723	12,816

Set forth below is a reconciliation of net loss to EBITDA. Management uses EBITDA to measure the operating results and effectiveness of our ongoing business. We believe this measurement is important to our investors and financial analysts because it allows them to evaluate more effectively the Company’s performance using the same measurements that management uses. EBITDA is an indication of the Company’s ability to generate cash available to internally fund our expansion plans and service our debt obligations. This non-GAAP financial measure may not be comparable to similarly titled measurements used by other companies and should not be used as a substitute for net income, earnings per share, operating cash flow or other GAAP operating measurements. The results shown below include results for the three and nine months ended September 30, 2004 and 2005.

OMNI ENERGY SERVICES CORP.

UNAUDITED OTHER FINANCIAL DATA

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2004	2005	2004	2005
	(in thousands)
Net loss	$(3,468)	$(273)	$(4,265)	$(4,373)
Plus:
Loss from discontinued operations and corresponding sale of aviation transportation services segment assets, net of taxes	2,016	411	323	5,544
Interest expense	701	688	1,470	1,966
(Gain) loss on debt extinguishment	81	(273)	81	(758)
Other (income) expense	14	(112)	162	(141)
Depreciation and amortization	1,267	1,130	2,962	3,618
Income tax benefit	—	(508)	—	(508)

Total EBITDA from continuing operations	$611	$1,063	$733	$5,348

The Securities and Exchange Commission (SEC) has adopted rules regulating the use of non-GAAP financial measures, such as EBITDA, in filings with the SEC, disclosures and press releases. These rules require non-GAAP financial measures to be presented with, and reconciled to, the most nearly comparable financial measure calculated and presented in accordance with GAAP.

EBITDA consists of earnings (net income) before interest expense, provision for income taxes, depreciation and amortization. Additionally, EBITDA has been adjusted to include loss from discontinued operations and other (income) expense because these items are either non-recurring or non-cash to arrive at total EBITDA. This term, as we define it, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with U.S. generally accepted accounting principles.